UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 30, 2023
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Somerset Road, Level 3 Singapore	238164
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

1460 Broadway, New York, NY 10036
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On May 30, 2023, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the fiscal year ended February 28, 2023. The information regarding the financial results for the fiscal year ended February 28, 2023 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On May 30, 2023, the Company issued a news release to report its financial results for the fiscal year ended February 28, 2023. To review the full financial results, please view the Company’s recent Form 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FY 2023 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported annual revenue of $34.05 million which was an increase of $11.12 million or 49% compared to FY 2022 (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);
●	Reported Year over Year annual growth in Telecommunications Products & Services business revenue of $18.35 million or 212% compared to FY 2022;
●	Reported Year over Year annual decline in SMS & MMS business revenue of $7.53 million or 53% compared to FY 2022;
●	Reported Year over Year annual growth in Big Data revenue of $0.31 million or 233% compared to FY 2022;
●	Reported gross profits of $2.32 million which was a decrease of $0.5 million or 17.6% compared to FY 2022;
●	Reported annual cost of revenue of $31.74 million which was an increase of $11.62 million or 58% compared to FY 2022;
●	Reported operating expenses of $8.98 million which was an increase of $1.30 million or 17% compared to FY 2022;
●	Reported annual net loss of $7.54 million which was an increase of $2.60 million or 53% compared to FY 2022;
●	Basic and Diluted loss per share of $0.17;
●	At February 28, 2023, FingerMotion had $9.24 million in cash, a working capital surplus of $15.23 million and a positive shareholders’ equity of $12.97 million;
●	At February 28, 2023, total assets were $17.55 million, total current liabilities were $2.04 million and total liabilities were $4.57 million; and
●	49,432,214 common shares were issued and outstanding as of February 28, 2023.

Strong revenue growth year over year highlighted the financial performance.

“The Company deepened its commitment to expanding its cooperation with partners in the fintech and insuretech sectors,” stated Martin Shen, CEO of FingerMotion. “We also strengthened our core Top-up business which saw record revenues in the past year. In terms of our financial performance, our balance sheet has never looked stronger as we raised equity in order to grow the business and eradicate our debt. Our shareholder equity hit close to a record $13 million which is impressive considering we were a touch over $5 million last year. We launched our device protection product and expect in future reports for it to be another business element.”

General and administrative expenses increased by $394,531 or 7.5% during the year which was primarily attributable to increased travel expense related to funding and promotional activities. Marketing costs decreased $211,626 or 33% which was due to changes in the product mix which incurred less promotional activities. Research and development expenses decreased by $125,838 or 14% due to savings from data access and usage fees charged by the telecom companies.

“The COVID lockdowns in China delayed one of our key growth initiatives in device protection and negatively impacted our accelerating trend in growth in gross margins. Gross margins decreased to 6.8% for the year, but the Company expects to resume its upward trend in the coming year.”

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	News Release dated May 30, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: May 30, 2023	By:	/s/ Martin J. Shen
Martin J. Shen
CEO